[MEC LETTERHEAD]                                       Magna Entertainment Corp.
                                                       337 Magna Drive
                                                       Aurora, Ontario,
                                                       Canada L4G 7K1
                                                       Tel (905) 726-2462
                                                       Fax (905) 726-2585

EXHIBIT 99


                                  PRESS RELEASE
                            MAGNA ENTERTAINMENT CORP.
                     ANNOUNCES RESULTS FOR THE THIRD QUARTER
                            ENDED SEPTEMBER 30, 2002

October 31, 2002, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC")
(NASDAQ: MIEC; TSX: MIE.A, MEH) today reported its financial results for the third quarter ended September 30, 2002.



                                                          Three Months Ended          Nine months Ended
                                                               September 30,            September 30,
                                                          2002          2001        2002           2001
                                                          ----          ----        ----           ----
                                                                            (unaudited)
Revenues                                            $   65,433     $   65,832    $  442,400    $   423,550
Earnings (loss) before interest, taxes,
depreciation and amortization ("EBITDA")            $  (11,220)    $   (2,825)   $   33,362    $    52,816

Net income (loss)                                   $   (9,742)    $   (6,227)   $    9,955    $    18,478

Diluted earnings (loss) per share                   $    (0.09)    $    (0.07)   $     0.10    $      0.22

Results Excluding the Sale of Non-Core Real Estate

Revenues                                            $   63,708     $   64,741    $  433,934    $   386,314

EBITDA                                              $  (11,186)    $   (2,862)   $   31,277    $    35,727

Net income (loss)                                   $   (9,722)    $   (6,249)   $    8,733    $     8,327

Diluted earnings (loss) per share                   $    (0.09)    $    (0.07)   $     0.09    $      0.10

All amounts are reported in U.S. dollars in thousands, except per share figures.

In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "The third quarter is traditionally our weakest quarter and 2002 is no exception as our premier racetracks offered only 24 days (same in 2001) of live racing during the period. The seasonal nature of our business will be moderated going forward as we integrate the operations of Flamboro Downs, Lone Star Park at Grand Prairie and, ultimately, The Maryland Jockey Club with our existing properties. Revenues and net income, excluding the sale of non-core real estate, for the nine months ended September 30, 2002, improved 12.3% and 4.9%, respectively, over last year. We are pleased with the numerous strategic accomplishments that have been achieved so far in 2002."

These accomplishments include:

|X|      The launch of our new Internet account wagering platform
         (www.xpressbet.com) in January. On January 24, XpressBet(TM) was granted a license to conduct account wagering in the State of California and commenced operations under that license on January 25.

|X| In February, we entered into a joint venture called Racetrack Television Network ("RTN"), which is one-third owned by MEC. RTN is a direct to home private subscription satellite service offering up to eight channels dedicated to horseracing.

|X| In April, we completed a public offering of 23 million Class A Subordinate Voting shares, which raised net proceeds of $142.1 million.

|X| In May, we increased our bank lines of credit by arranging a short-term credit facility in the amount of $75 million.

|X| In July, we launched HorseRacing TV(TM), a new television channel focused exclusively on horse racing. This channel is presently carried on RTN. We are working to achieve broader distribution through conventional satellite and cable systems.

|X| Also in July, we announced an agreement to acquire a majority interest in Pimlico Race Course, home of the Preakness, and Laurel Park, which are operated under the trade name "The Maryland Jockey Club". The acquisition is subject to regulatory approvals and legislative review.

|X| In October, we entered into an amending agreement to increase our short-term credit facility from $75.0 million to $100.0 million.

|X] Also in October, we completed the acquisition of Lone Star Park at Grand Prairie, a Thoroughbred and American Quarter Horse racetrack located near Dallas, Texas.

|X| We announced an important step toward the completion of the acquisition of Flamboro Downs in October, as Ontario Racing Inc. ("ORI") completed the acquisition of all of the shares of Flamboro Downs Holdings Limited, a harness racetrack located in Hamilton, Ontario, 45 miles west of Toronto. ORI is a former subsidiary of MEC that is presently owned by an employee of MEC. Five days after MEC receives all necessary regulatory approvals for the acquisition of Flamboro Downs, the shares of ORI will be transferred to MEC. We expect approval within 90 days.

Our racetracks operate for prescribed periods each year. As a result, our racetrack revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year. We expect that these seasonal fluctuations will reduce over time as the full impact of our acquisition, off-track betting ("OTB") and account wagering initiatives are realized.

Our financial results for the third quarter of 2002 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations except for Lone Star Park at Grand Prairie and Flamboro Downs. The comparative results for the third quarter of 2001 do not reflect the operations of XpressBet(TM) under its California license, which commenced on January 25, 2002, and Multnomah, which was acquired in October 2001.

Revenues, excluding proceeds on the sale of non-core real estate, for the first nine months of 2002 increased 12.3% to $433.9 million from the prior year period. The higher revenues in the first nine months of 2002 reflect primarily the additional live race days at Gulfstream, improved results at Santa Anita, the acquisition of MEC Pennsylvania in the second quarter of 2001 and Multnomah in the fourth quarter of 2001, the lease of Portland Meadows in the third quarter of 2001 and the launch of XpressBet(TM) in California in the first quarter of 2002. Revenues, excluding proceeds on the sale of non-core real estate, for the third quarter of 2002 decreased 1.6% to $63.7 million from the prior year period. The lower revenues in the third quarter of 2002 primarily reflect lower average daily attendance at several of our facilities, fewer live race days at The Meadows and decreased sales of residential properties in Austria, partially offset by the acquisition of Multnomah in the fourth quarter of 2001.

EBITDA, excluding gains on the sale of non-core real estate, decreased 12.5% to $31.3 million for the nine months ended September 30, 2002 and was a loss of $11.2 million for the third quarter ended September 30, 2002 compared to a loss of $2.9 million in the prior year period. The decline in EBITDA is a result of lower revenues and operating cost increases related to insurance and utilities that have negatively impacted results in 2002. Insurance costs increased $1.1 million and $2.7 million, respectively, for the third quarter of 2002 and on a year to date basis compared to the prior year periods. Utility costs increased $0.1 million and $0.6 million, respectively, for the third quarter of 2002 and on a year to date basis compared to the prior year periods. In addition, we have incurred costs related to the startup of XpressBet(TM) and HorseRacing TV(TM) in 2002, which have negatively impacted our results.

Revenue on the sale of non-core real estate in the third quarter of 2002 was $1.7 million, resulting in a loss of $34 thousand compared to revenue in the third quarter of 2001 of $1.1 million and a gain of $37 thousand. We continue to market our remaining non-core real estate and expect to sell the remaining real estate over the next 3 to 15 months, however, the timing of future sales cannot at this time be stated with certainty.

Net income, excluding gains on the sale of non-core real estate, increased 4.9% to $8.7 million in the first nine months of 2002 compared to 2001 and decreased $3.5 million in the third quarter of 2002 compared to the 2001 quarter. Diluted loss per share, excluding gains on the sale of non-core real estate, increased $0.02 per share for the third quarter of 2002 compared to the prior year period.

During the third quarter of 2002, cash used from operations before changes in non-cash working capital was $7.1 million. Total cash used in investment activities during the quarter was $46.6 million, which included real estate property and fixed asset additions of $38.0 million and other asset additions of $10.9 million, partially offset by proceeds on the sale of real estate of $2.3 million.

Looking to the future, we will continue to focus on earnings growth through the implementation, throughout our operations, of best practices and common systems, utilization of our corporate purchasing power to reduce costs, improved production and distribution of our simulcast program, growth of our account wagering business and sales of non-core real estate holdings. As previously reported, the first phase of Palm Meadows, our world class thoroughbred training facility located approximately 40 minutes north of Gulfstream, is expected to commence operations prior to Gulfstream Park's 2003 winter meet. The next phase of Palm Meadows is expected to be completed prior to Gulfstream's 2004 meet.

The acquisition of The Maryland Jockey Club, which we expect to complete in December, will be funded from available lines of credit and cash balances.

The Company also announced the resignations of Mr. John C. York II and Mr. James Nicol from its Board of Directors. Mr. York's resignation was effective October 29, 2002 and Mr. Nicol's resignation is effective October 31, 2002. In their place, the Board appointed Mr. Louis E. Lataif and Mr. William J. Menear as directors.

In announcing the resignations and appointments, Frank Stronach, MEC's Chairman, expressed the appreciation of the entire Board to Messrs. Nicol and York and for their significant contributions during MEC's formative years and welcomed Messrs. Lataif and Menear to the Board.

In delivering his resignation, Mr. York cited the time commitments required for his continued involvement with his own operating businesses, which no longer affords him the time to serve on the MEC Board.

In tendering his resignation, Mr. Nicol noted that the time constraints and travel difficulties arising from his responsibilities as Chief Executive Officer of Tomkins plc, based in the U.K., required that he resign his position on the MEC Board.

The Company's subsidiary, MEC Holdings (Canada) Inc. (TSX: MEH), announced today that its Board of Directors has called for the redemption of all of its outstanding Exchangeable Shares, other than those currently held by the Company or another subsidiary of the Company, on December 30, 2002. The Company has exercised its redemption call right to purchase the Exchangeable Shares to be redeemed, so the consideration for this exchange will be the issuance of one share of Class A Subordinate Voting Stock of the Company for each Exchangeable Share held. As such, the proposed redemption will not require any expenditure of cash on the part of the Company or MEC Holdings (Canada) Inc.

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities, and owns and operates a national account wagering system called XpressBet(TM).

The Company will hold a conference call to discuss its third quarter 2002 results on November 1, 2002 at 11:00 a.m. New York time. The number to use for this call is 1-888-793-1751. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 1-416-641-6652. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. Any forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; our ability to obtain additional financing; the impact of inclement weather; and our ability to integrate recent and pending racetrack acquisitions. In this regard, readers are referred to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent public filings. The Company disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances, or otherwise.

For more information contact:

Graham Orr
Executive Vice-President
& Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7099


MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------------------
[Unaudited]
[U.S. dollars in thousands, except per share figures]
---------------------------------------------------------------------------------------------------------------------------------

                                                                         Three months ended                 Nine months ended
                                                                Sept. 30,         Sept. 30,        Sept. 30,        Sept. 30,
                                                                     2002              2001             2002             2001
---------------------------------------------------------------------------------------------------------------------------------


Revenues
Racetrack
  Gross wagering                                                 $ 46,486         $  45,085         $369,089         $321,574
  Non-wagering                                                     11,842            13,394           51,588           50,850
                                                                --------------- ---------------- --------------- ----------------
                                                                   58,328            58,479          420,677          372,424
                                                                --------------- ---------------- --------------- ----------------
Real estate
  Sale of real estate                                               1,725             1,091            8,466           37,236
  Rental and other                                                  5,380             6,262           13,257           13,890
                                                                --------------- ---------------- --------------- ----------------
                                                                    7,105             7,353           21,723           51,126
                                                                --------------- ---------------- --------------- ----------------
                                                                   65,433            65,832          442,400          423,550
                                                                =================================================================

Costs and expenses
Racetrack
  Purses, awards and other                                         25,740            24,509          230,100          198,217
  Operating costs                                                  36,202            31,686          131,425          117,947
  General and administrative                                        7,335             6,172           27,519           21,402
                                                                --------------- ---------------- --------------- ----------------
                                                                   69,277            62,367          389,044          337,566
                                                                --------------- ---------------- --------------- ----------------
Real estate
  Cost of real estate sold                                          1,759             1,054            6,381           20,147
  Operating costs                                                   4,744             4,466           10,105            9,882
  General and administrative                                          803               282            1,814              829
                                                                --------------- ---------------- --------------- ----------------
                                                                    7,306             5,802           18,300           30,858
                                                                --------------- ---------------- --------------- ----------------
Predevelopment and other costs                                         70               488            1,694            2,310
Depreciation and amortization                                       5,414             7,376           16,684           19,360
Interest (income) expense, net                                       (121)              282             (307)           2,360
                                                                --------------- ---------------- --------------- ----------------
                                                                   81,946            76,315          425,415          392,454
                                                                --------------- ---------------- --------------- ----------------
Income (loss) before income taxes                                 (16,513)          (10,483)          16,985           31,096
Income tax provision (benefit)                                     (6,771)           (4,256)           7,030           12,618
                                                                --------------- ---------------- --------------- ----------------
Net income (loss)                                                  (9,742)           (6,227)           9,955           18,478
Other comprehensive income (loss)
  Foreign currency translation adjustment                          (3,462)            2,974            9,637           (5,982)
                                                                --------------- ---------------- --------------- ----------------
Comprehensive income (loss)                                     $ (13,204)         $ (3,253)        $ 19,592        $  12,496
                                                                =================================================================
Earnings (loss) per share of Class A Subordinate Voting Stock, Class B Stock or
  Exchangeable Share:
      Basic
      Diluted                                                   $   (0.09)        $   (0.07)      $     0.10      $      0.23
                                                                $   (0.09)        $   (0.07)      $     0.10      $      0.22
                                                                =================================================================
Average number of shares of Class A Subordinate Voting Stock,
  Class B Stock and Exchangeable Shares outstanding during
  the period [in thousands]:
      Basic                                                       107,107            83,719           98,643           82,107
      Diluted                                                     107,128            83,977           99,453           82,439
                                                                =================================================================


MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------------------------
[Unaudited]
[U.S. dollars in thousands]

                                                                        Three months ended                     Nine months ended
                                                               Sept. 30,        Sept. 30,          Sept. 30,          Sept. 30,
                                                                    2002             2001               2002               2001
                                                              -------------- -------------------- -------------- ----------------
Cash provided from (used for):

OPERATING ACTIVITIES
Net income (loss)                                              $  (9,742)        $ (6,227)         $   9,955           $18,478
Items not involving current cash flows                             2,643            6,857             14,218            (4,476)
                                                            ---------------- -------------------- -------------- ----------------
                                                                  (7,099)             630             24,173            14,002
Changes in non-cash items related to operations                   (4,089)          (3,956)            (5,057)            6,357
                                                            ---------------- -------------------- -------------- ----------------
                                                                 (11,188)          (3,326)            19,116            20,359
                                                            ---------------- -------------------- -------------- ----------------

INVESTMENT ACTIVITIES
Acquisition of business, net of cash                                (594)               -               (594)          (21,035)
Real estate property and fixed asset additions                   (38,003)          (9,111)           (71,822)          (25,494)
Other asset additions                                            (10,306)            (530)           (13,340)             (366)
Proceeds on sale of real estate                                    2,284            3,888              9,109            36,793
                                                            ---------------- -------------------- -------------- ----------------
                                                                 (46,619)          (5,753)           (76,647)          (10,102)
                                                            ---------------- -------------------- -------------- ----------------

FINANCING ACTIVITIES
Decrease in bank indebtedness                                          -                -                  -            (7,609)
(Repayment of) increase in long-term debt, net                      (959)          (1,090)            (9,519)            7,571
Issuance of share capital                                             29               33            142,393               476
                                                            ---------------- -------------------- -------------- ----------------
                                                                    (930)          (1,057)           132,874               438
                                                            ---------------- -------------------- -------------- ----------------

Effect of exchange rate changes on cash
  and cash equivalents                                              (231)           1,811              3,197               186
                                                            ---------------- -------------------- -------------- ----------------
Net increase (decrease) in cash and cash equivalents
  during the period                                              (58,968)          (8,325)            78,540            10,881
Cash and cash equivalents, beginning of period                   176,720           51,182             39,212            31,976
                                                            ---------------- -------------------- -------------- ----------------
Cash and cash equivalents, end of period                        $117,752          $42,857           $117,752           $42,857
                                                            =====================================================================


MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------ ---------------------- ---------------------
[Unaudited]
[U.S. dollars and share amounts in thousands]
------------------------------------------------------------------------------------ ---------------------- ---------------------

                                                                                          September 30,            December 31,
                                                                                                   2002                    2001
---------------------------------------------------------------------------------------------------------------------------------
                                                             ASSETS
Current assets:
   Cash and cash equivalents                                                                  $117,752                $  39,212
   Restricted cash                                                                               7,260                   18,782
   Accounts receivable                                                                          36,116                   33,101
   Prepaid expenses and other                                                                    6,098                    5,162
                                                                                     ---------------------- ---------------------
                                                                                               167,226                   96,257
                                                                                     ---------------------- ---------------------
Real estate properties and fixed assets, net                                                   631,128                  574,677
                                                                                     ---------------------- ---------------------
Other assets, net                                                                              189,124                  179,665
                                                                                     ---------------------- ---------------------
Future tax assets                                                                                3,685                    3,657
                                                                                     ---------------------- ---------------------
                                                                                              $991,163                 $854,256
                                                                                     ============================================
                                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and other liabilities                                                    $  62,203                $  78,337
   Income taxes payable                                                                            892                    1,312
   Long-term debt due within one year                                                           18,671                   18,133
                                                                                     ---------------------- ---------------------
                                                                                                81,766                   97,782
                                                                                     ---------------------- ---------------------
Long-term debt                                                                                  58,549                   67,768
                                                                                     ---------------------- ---------------------
Other long-term liabilities                                                                      5,334                    2,576
                                                                                     ---------------------- ---------------------
Future tax liabilities                                                                         115,675                  118,276
                                                                                     ---------------------- ---------------------

Shareholders' equity:
Capital stock issued and outstanding -
   Class A Subordinate Voting Stock
      (issued:  2002 - 46,818; 2001 - 23,324)                                                  303,290                  157,633
   Exchangeable Shares (issued:  2002 - 1,824; 2001 - 2,263)                                    13,536                   16,800
   Class B Stock (issued:  2002 and 2001 - 58,466)                                             394,094                  394,094
Contributed surplus                                                                              7,290                    7,290
Retained earnings                                                                               21,429                   11,474
Accumulated comprehensive loss                                                                  (9,800)                 (19,437)
                                                                                     ---------------------- ---------------------
                                                                                               729,839                  567,854
                                                                                     ---------------------- ---------------------
                                                                                              $991,163                 $854,256
                                                                                     ============================================

                            MAGNA ENTERTAINMENT CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

The Company's racetrack business is seasonal in nature. The Company's racetrack revenues and operating results for any quarter will not be indicative of the revenues and operating results for the year. A disproportionate share of annual revenues and net income are earned in the first quarter of each year.

2. Accounting Change, Acquisitions and Pro-Forma Impact

   a)    Accounting Change

         Effective January 1, 2002, the Company implemented Financial Accounting Standards Board Statement No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. SFAS 142 requires the application of the non-amortization and impairment rules for existing goodwill and other intangible assets that meet the criteria for indefinite life beginning January 1, 2002. The Company completed the required initial impairment test during the first quarter of 2002 and determined that the value of its racing licenses was not impaired. As at September 30, 2002, racing licenses with a net book value of $167.6 million are included in Other Assets on the balance sheet.

   b)    Acquisitions

         On April 5, 2001, the Company completed the acquisition of Ladbroke Racing Pennsylvania, Inc. ("Ladbroke") and Sport Broadcasting, Inc. ("SBI"). On October 26, 2001, the Company acquired all the outstanding capital stock of MKC Acquisition Co. ("MKC"), operating as Multnomah Greyhound Park. Both of these acquisitions are fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2001. As a result of the timing of these acquisitions, the results of operations of MKC are not included in the Company's results for the three and nine month periods ended September 30, 2001 and the results of operations of Ladbroke are not included for the first quarter of 2001.

c)       Impact of Accounting Change and Acquisitions

         The pro-forma impact of the implementation of SFAS 142 and our acquisitions is as follows (in thousands, except per share figures):


                                                        Three months ended               Nine months ended
                                                           September 30,                     September 30,
         Revenues                                        2002             2001           2002             2001
                                                   ------------------------------------------------------------------------------
         Revenues as reported                            $65,433           $65,832       $442,400      $423,550
         Restatement for acquisitions                          -             5,032              -        28,280
                                                   ------------------------------------------------------------------------------

         Pro-forma revenues                              $65,433           $70,864       $442,400      $451,830
                                                   ------------------------------------------------------------------------------

         Pro-forma revenues excluding
            proceeds on the sale of real estate          $63,708           $69,773       $433,934      $414,594
                                                   ------------------------------------------------------------------------------

                                                        Three months ended               Nine months ended
                                                           September 30,                     September 30,
         Net Income                                      2002             2001           2002             2001
                                                   ------------------------------------------------------------------------------

         Net income (loss) as reported                   $(9,742)          $(6,227)        $9,955       $18,478
         Restatement for change in
            intangible assets amortization                     -             1,411              -         3,352
         Restatement for acquisitions                          -               332              -          (810)
                                                   ------------------------------------------------------------------------------
         Pro-forma net income (loss)                     $(9,742)          $(4,484)        $9,955       $21,020
                                                   ------------------------------------------------------------------------------
         Pro-forma net income (loss) excluding
                                                   ------------------------------------------------------------------------------
            gains on the sale of real estate             $(9,722)          $(4,506)        $8,733       $10,865
                                                   ------------------------------------------------------------------------------
                                                        Three months ended               Nine months ended
         Basic and Diluted                                 September 30,                     September 30,
         Earnings per Share                              2002             2001           2002             2001
                                                   ------------------------------------------------------------------------------

         Earnings (loss) per share as reported
              Basic                                       $(0.09)          $(0.07)          $0.10         $0.23
              Diluted                                      (0.09)           (0.07)           0.10          0.22
         Restatement for change in
            intangible assets amortization                     -             0.02               -          0.04
         Restatement for acquisitions                          -                -               -         (0.01)
                                                   ------------------------------------------------------------------------------
         Pro-forma earnings (loss) per share
              Basic                                       $(0.09)          $(0.05)          $0.10         $0.26
              Diluted                                      (0.09)           (0.05)           0.10          0.25
                                                   ------------------------------------------------------------------------------
         Pro-forma basic and diluted earnings
            (loss) per share excluding gains on
            the sale of real estate                       $(0.09)          $(0.05)          $0.09         $0.13
                                                   ------------------------------------------------------------------------------


3. Capital Stock

Changes in Class A Subordinate Voting Stock, Exchangeable Shares and Class B Stock for the nine months ended September 30, 2002 are shown in the following table (number of shares and stated value in the following table have been rounded to the nearest thousand):

                                       Class A Subordinate             Exchangeable                 Class B Stock
                                          Voting Stock                    Shares
                                     ------------------------    -------------------------     ------------------------
                                      Number of    Stated         Number of     Stated         Number of     Stated
                                       Shares       Value          Shares        Value           Shares       Value
                                     ------------ ----------- -- ------------ ------------ --- ------------ -----------
Issued and outstanding at
     December 31, 2001                    23,324     $157,633          2,263      $16,800           58,466     $394,094
Issued under the Plan                         43          251              -            -                -            -
Conversion of Exchangeable
     Shares to Class A
     Subordinate Voting Stock                282        2,093           (282)      (2,093)               -            -
                                     ------------ ----------- -- ------------ ------------ --- ------------ -----------
Issued and outstanding at
     March 31, 2002                       23,649     $159,977          1,981      $14,707           58,466     $394,094
                                     ------------ ----------- -- ------------ ------------ --- ------------ -----------
Issued on completion of
     public offering(i)                   23,000     $142,084              -            -                -            -
Issued on exercise of stock options
Conversion of Exchangeable                     6           29              -            -                -            -
     Shares to Class A
     Subordinate Voting Stock
                                             132          981           (132)        (981)               -            -
                                     ------------ ----------- -- ------------ ------------ --- ------------ -----------
Issued and outstanding at
     June 30, 2002                        46,787     $303,071          1,849      $13,726           58,466     $394,094
                                     ------------ ----------- -- ------------ ------------ --- ------------ -----------
Issued on exercise of stock options
Conversion of Exchangeable                     6           29              -            -                -            -
     Shares to Class A
     Subordinate Voting Stock
                                              25          190            (25)        (190)               -            -
                                     ------------ ----------- -- ------------ ------------ --- ------------ -----------
Issued and outstanding at
     September 30, 2002                   46,818     $303,290          1,824      $13,536           58,466     $394,094
------------------------------------ ------------ ----------- -- ------------ ------------ --- ------------ -----------


(i) On April 10, 2002, the Company completed a public offering of 23 million shares of its Class A Subordinate Voting Stock, at a price to the public of U.S. $6.65 per share in the United States, or Cdn. $10.60 per share in Canada. Expenses of the issue of approximately $10.9 million have been netted against the cash proceeds.

The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.9 million shares are available to be issued under the Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended September 30, 2002, 6,000 shares were issued on the exercise of stock options under the Plan. During the nine months ended September 30, 2002, 54,900 shares were issued under the Plan, including 12,000 shares issued on the exercise of stock options.

The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options.

During the nine months ended September 30, 2002, 137,500 stock options were granted, 12,000 stock options were exercised and 17,000 stock options were cancelled. At September 30, 2002, there were 4,561,833 options outstanding with the exercise price of the options ranging from $3.91 to $9.43 and an average exercise price of $6.08.

There were 3,632,696 options exercisable at September 30, 2002 with an average exercise price of $5.98.

4. Earnings (Loss) Per Share

The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share computations (in thousands except per share amounts):

                                                Three months ended                            Nine months ended
                                                   September 30,                                September 30,
                                            2002                    2001                  2002                 2001
                                   ----------------------- --------------------- --------------------- ---------------------
Net Income (Loss)                         $(9,742)               $(6,227)               $9,955               $18,478
                                   ----------------------- --------------------- --------------------- ---------------------

                                      Basic      Diluted      Basic     Diluted     Basic     Diluted    Basic     Diluted

Weighted Average Shares
Outstanding:
     Class A Subordinate
Voting Stock                          46,801      46,822    20,496       20,754  38,213      39,023      17,001      17,333
     Class B Stock                    58,466      58,466    58,466       58,466  58,466      58,466      58,466      58,466
     Exchangeable Shares               1,840       1,840     4,757        4,757   1,964       1,964       6,640       6,640
                                   ----------------------- --------------------- --------------------- ---------------------
                                     107,107     107,128    83,719       83,977  98,643      99,453      82,107      82,439
                                   ----------------------- --------------------- --------------------- ---------------------
Earnings (Loss) Per Share             $(0.09)     $(0.09)   $(0.07)      $(0.07)  $0.10       $0.10       $0.23       $0.22
                                   ----------------------- --------------------- --------------------- ---------------------

5. Commitments and Contingencies

a) Although the Company is considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"), it has deferred a decision on the project at the present time. Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand and turf club. The aggregate carrying value at September 30, 2002 of the assets that would be demolished if the Gulfstream Park Redevelopment were to be completed is approximately $23.0 million. If the Company decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

b) On July 15, 2002, the Company entered into agreements to acquire a majority interest in Pimlico Race Course and Laurel Park, which are operated under the trade name "The Maryland Jockey Club" ("MJC"). Under the terms of the agreements, the Company will be purchasing a 51% equity and voting interest in The Maryland Jockey Club of Baltimore City, Inc., the owner of Pimlico Race Course, a 51% voting interest and a 58% equity interest on a fully diluted basis in Laurel Racing Assoc., Inc., the general partner and manager of Laurel Racing Association Limited Partnership ("LRALP"), the owner of Laurel Park, and the entire limited partnership interest in LRALP. Each of the general partner and limited partner of LRALP is entitled to 50% of the profits or losses of LRALP. All of these interests are being acquired for an aggregate price of approximately $50.6 million in cash, subject to normal closing adjustments. In addition, the Company has agreed to purchase options from the De Francis family to buy their voting and equity interests in MJC, which represent all of the minority interests, at any time during the period starting 48 months and ending 60 months after the closing of the transaction. The Company has also granted the De Francis family the right to sell such interests to the Company at any time during the first five years after the closing. In consideration for its options, the Company has agreed to pay $18.4 million on closing and an additional $18.3 million on exercise of the options, subject to an interest adjustment. The closing of the transaction is expected to occur in the fourth quarter of 2002, subject to regulatory approvals and legislative review.

6. Segment Information

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two operating segments: racetrack and real estate and other operations. The racetrack segment includes the operation of eight thoroughbred racetracks, one standardbred racetrack, one greyhound track and one horse boarding and training center. In addition, the racetrack segment includes off-track betting ("OTB") facilities and a national account wagering business. The real estate and other operations segment includes the operation of two golf courses and related facilities, a residential housing development adjacent to our golf course located in Austria and other real estate holdings.

The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section in the Company's annual report on Form 10-K for the year ended December 31, 2001.

The following summary presents key information by operating segment (in thousands):

                                                                        Three months ended September 30, 2002
                                                                  -----------------------------------------------------
                                                                                       Real Estate
                                                                     Racetrack          and Other
                                                                     Operations         Operations          Total
                                                                  ------------------ ----------------- ----------------
Revenues                                                             $     58,328       $     7,105      $     65,433
                                                                  ------------------ ----------------- ----------------

Loss before income taxes                                             $    (15,547)      $      (966)     $    (16,513)
                                                                  ------------------ ----------------- ----------------

Real estate property and fixed asset additions                       $     36,244       $     1,759      $     38,003
                                                                  ------------------ ----------------- ----------------


                                                                        Three months ended September 30, 2001
                                                                  -----------------------------------------------------
                                                                                       Real Estate
                                                                     Racetrack          and Other
                                                                     Operations         Operations          Total
                                                                  ------------------ ----------------- ----------------
Revenues                                                             $     58,479       $     7,353      $     65,832
                                                                  ------------------ ----------------- ----------------
Income (loss) before income taxes                                    $    (11,942)      $     1,459      $    (10,483)
                                                                  ------------------ ----------------- ----------------
Real estate property and fixed asset additions                       $      5,868       $     3,243      $      9,111
                                                                  ------------------ ----------------- ----------------


                                                                          Nine months ended September 30, 2002
                                                                  -----------------------------------------------------
                                                                                       Real Estate
                                                                     Racetrack          and Other
                                                                     Operations         Operations          Total
                                                                  ------------------ ----------------- ----------------
Revenues                                                             $    420,677       $    21,723      $    442,400
                                                                  ------------------ ----------------- ----------------
Income before income taxes                                           $     15,457       $     1,528      $     16,985
                                                                  ------------------ ----------------- ----------------
Real estate property and fixed asset additions                       $     67,359       $     4,463      $     71,822
                                                                  ------------------ ----------------- ----------------


                                                                           Nine months ended September 30, 2001
                                                                  -----------------------------------------------------
                                                                                       Real Estate
                                                                     Racetrack          and Other
                                                                     Operations         Operations          Total
                                                                  ------------------ ----------------- ----------------
Revenues                                                             $    372,424       $    51,126      $    423,550
                                                                  ------------------ ----------------- ----------------
Income before income taxes                                           $     11,728       $    19,368      $     31,096
                                                                  ------------------ ----------------- ----------------
Real estate property and fixed asset additions                       $     17,706       $     7,788      $     25,494
                                                                  ------------------ ----------------- ----------------

7. Subsequent Events

a) On October 11, 2002, the Company entered into an amending agreement to increase its senior unsecured revolving credit facility from $75.0 million to $100.0 million. The credit facility has a term of one year, which expires on October 10, 2003, and may be extended with the consent of both parties.

b) On October 18, 2002, the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, a harness racetrack located near Hamilton, Ontario, 45 miles west of Toronto, were acquired by Ontario Racing Inc. ("ORI"). ORI is a former subsidiary of MEC that is presently owned by an employee of MEC. Five days after the Company receives all necessary regulatory approvals for the acquisition of Flamboro Downs, the shares of ORI will be transferred to the Company. Approval is expected to occur within 90 days. The Company will equity account for these operations until the necessary regulatory approvals are obtained.

         Flamboro Downs also houses a gaming facility with 750 slot machines operated by the Ontario Lottery and Gaming Corporation. Pursuant to an agreement with the Ontario Lottery and Gaming Corporation, Flamboro Downs receives 20% of the "net win" (slot machine revenues minus payout to slot players), with one-half of that amount distributed as purses and the other half being retained by Flamboro Downs. The purchase price, net of cash, was $55.2 million and was satisfied by vendor take-back notes of approximately $36.4 million with the remainder paid in cash. MEC has guaranteed the vendor take-back notes and funded the cash portion of the purchase price.

    c) On October 23, 2002, the Company completed the acquisition of substantially all the operations and related assets of Lone Star Park at Grand Prairie, a Thoroughbred and American Quarter Horse racetrack located near Dallas, Texas. The acquired assets include the rights under a long-term lease of Lone Star Park and a related purchase option exercisable at termination of the lease in 2027. The purchase price of the acquisition was satisfied by the payment of approximately $81.0 million in cash and the assumption of certain liabilities, including the Lone Star Park capital lease obligation of approximately $19.0 million.

    d) On October 31, 2002, the Board of Directors of the Company's subsidiary, MEC Holdings (Canada) Inc., called for the redemption of all of its outstanding Exchangeable Shares, other than those currently held by the Company or another subsidiary of the Company, on December 30, 2002. The consideration for this redemption will be provided by the Company, which has announced that it has elected to exercise its Redemption Call Right to purchase the Exchangeable Shares to be redeemed, by issuing in exchange one share of Class A Subordinate Voting Stock of the Company for each such Exchangeable Share. As such, the proposed redemption will not require any expenditure of cash on the part of the Company or MEC Holdings (Canada) Inc.